Exhibit 99.1

IMAGE ENTERTAINMENT
ANNOUNCES NEW REVOLVING CREDIT LINE
THROUGH PNC BANK

CHATSWORTH, CA – June 23, 2011 – Image Entertainment, Inc. (OTCQB: DISK), one of the largest independent home entertainment distributors, announced today that it has entered into an agreement with PNC Bank, N.A. for a three-year, up to $17.5 million revolving credit line.  The additional credit will be used to continue Image’s expansion in the packaged goods, digital and broadcast VOD markets.  The new agreement was announced by Ted Green, Chairman and CEO of Image.

“This new credit line represents our confidence in Image's business and in our plans to expand the Image Entertainment library,” commented Green.  “We will continue to focus on maximizing the additional ancillary markets beyond DVD for our titles while continuing to aggressively explore acquisition opportunities.  This credit line allows us flexibility to help meet our goals.”

“We are very pleased with PNC’s revolving line of credit,” stated John Avagliano, Image's Chief Operating Officer and Chief Financial Officer.  “We are gratified that our efforts over the past 18 months have allowed us to reach this point.”

ABOUT IMAGE ENTERTAINMENT
Image Entertainment, Inc. is a leading independent licensee and distributor of entertainment programming in North America, with approximately 3,200 exclusive DVD titles and approximately 340 exclusive CD titles in domestic release and more than 450 programs internationally via sublicense agreements.  For many of its titles, the Company has exclusive audio and broadcast rights, as well as digital download rights to over 2,100 video programs and approximately 400 audio titles containing more than 6,000 individual tracks.  The Company is headquartered in Chatsworth, California.  For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, Image's new credit facility with PNC Bank, N.A. and business plans relating to market and library expansion as well as potential acquisitions.  These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning or implication in connection with discussion of future operations, events and developments.  All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict.  For further details and discussion of Image's risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and the Company’s subsequent Quarterly Reports on Form 10-Q.  Unless otherwise required by law, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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FOR MORE INFORMATION, CONTACT:
Sue Procko
Sue Procko Public Relations
sue@sueprockopr.com
323-653-5153